UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 7, 2013

NEENAH PAPER, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-32240	20-1308307
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3460 Preston Ridge Road
Alpharetta, Georgia 30005
(Address of principal executive offices, including zip code)

(678) 566-6500
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e(4)(c))

Item 1.01  Entry into a Material Definitive Agreement

On June 7, 2013, Neenah Paper, Inc. (the “Company”) amended its existing Second Amended and Restated Credit Agreement, dated as of October 11, 2012 (the “Credit Agreement”) by and among the Company and certain of its subsidiaries as co-borrowers, the financial institutions signatory to the Credit Agreement as lenders (the “Lenders”), and JPMorgan Chase Bank, N.A., as agent for the Lenders by entering into a First Amendment thereto (the “First Amendment”).

The First Amendment, among other things, (1) allows the Company to repurchase up to $30 million of its own stock on or before December 31, 2014, with no more than $15 million of that amount to be repurchased on or before December 31, 2013, (2) modifies the Credit Agreement’s accordion feature to permit the Company, subject to certain conditions, to increase the aggregate revolving credit facility commitments by up to $75 million,  to a maximum amount of $180 million, (3) increases the Company’s allowable dividends paid to shareholders in any period of 12 consecutive months to $25 million, and (iv) makes certain definitional and administrative changes.  The maximum revolving credit facility commitment currently in effect remains unchanged, at $105 million.

Item 8.01 Other Events

On June 7, 2013, the Company repaid the $29.3 million term loan outstanding under the Credit Agreement.  As of the date hereof, no borrowings are outstanding under the Credit Agreement.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Description of Exhibit

99.1	First Amendment to Second Amended and Restated Credit Agreement, dated as of June 7, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEENAH PAPER, INC.
(Registrant)

Date: June 11, 2013	/s/ Steven S. Heinrichs
Steven S. Heinrichs Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	First Amendment to Second Amended and Restated Credit Agreement, dated as of June 7, 2013.